Pioneer Protected Principal Trust
                     c/o Pioneer Investment Management, Inc.
                                 60 State Street
                           Boston, Massachusetts 02109




                                                     February 26, 2003

Brown Brothers Harriman & Co.
40 Water Street
Boston, Massachusetts 02109
Attention:  Hugh Bolton

Re:     PIONEER PROTECTED PRINCIPAL PLUS FUND II

Ladies and Gentlemen:

                  Pursuant to the terms of the Custodian Contract, dated as of July 1, 2001, as amended from time to time (the "Contract"), between Pioneer Protected Principal Plus Fund II (the "FUND") and Brown Brothers Harriman & Co. (the "CUSTODIAN"), the undersigned Pioneer Protected Principal Trust (the "TRUST") on behalf of the Fund hereby authorizes and directs the Custodian to follow and act upon any instructions delivered from time to time to the Custodian by Ambac Assurance Corporation ("AMBAC") with respect to the liquidation of the assets of the Fund and the investment of the Fund's assets in the Defeasance Portfolio (as defined below) (each, an "AMBAC INSTRUCTION")

                  Each Ambac Instruction shall be deemed to constitute proper "Instructions" pursuant to Section 4 of the Contract. Further, this letter itself constitutes a proper "Instruction" pursuant to Section 4 of the Contract and shall be a standing Instruction, effective as of the date of this letter and until the Trust and Ambac jointly instruct the Custodian otherwise in writing. The persons listed on Appendix A shall be "AUTHORIZED PERSONS" pursuant to
Section 4 of the Contract with authority to issue an Ambac Instruction.

                  "DEFEASANCE PORTFOLIO" means an earmarked portfolio of investments consisting of (i) zero coupon U.S. Treasury bonds having a par amount equal to the Guarantee Amount (as defined in the Financial Guarantee Agreement, dated as of February 26, 2003, among Pioneer Investment Management, Inc., the Trust on behalf of the Fund, and Ambac, as amended from time to time (the "AGREEMENT")) and that mature on a date as close to the Maturity Date (as defined in the Agreement) as practicable but in any event no later than the Maturity Date, and, following the maturity of such zero coupon U.S. Treasury bonds, cash, (ii) a portfolio of zero coupon U.S. Treasury bonds that mature on various dates which correspond as closely as reasonably practicable to the expected payment dates of the expected fees and expenses of the Fund, and (iii) cash.

                  In the event that the Custodian receives any Ambac Instruction which, in the reasonable belief of the Custodian, conflicts in any way (in whole or in part) with any other outstanding instruction to the Custodian regarding the Fund's assets issued by the Trust, any investment advisor to the Trust or the Fund or any other party (each, an "OTHER INSTRUCTION"), the Custodian shall be entitled to rely upon the Ambac Instruction and further, the Custodian is hereby authorized and directed to disregard the Other Instruction and instead, follow and act upon the Ambac Instruction.

                  The Trust, on behalf of the Fund, hereby confirms to and agrees with the Custodian that, as a condition of any obligation of the Custodian hereunder, the Trust shall at all times do, make, execute and deliver (and shall likewise use its best efforts to cause Ambac to do, make, execute and deliver) all such additional and further acts, instruments and documents as the Custodian may at any time reasonably request (each in form and substance satisfactory to the Custodian) in connection with these instructions and any Ambac Instruction including, without limitation, the execution and delivery of
(a) modifications to the list of Authorized Persons of the Trust and Ambac duly authorized by the Fund's Board; (b) funds transfer security procedure documentation regarding each of the Fund and Ambac; and (c) remote access services documentation.

                  The undersigned Trust, on behalf of the Fund, hereby acknowledges that, except as may arise from the Custodian's own negligence or willful misconduct, the Custodian shall be without liability to the Fund for any loss, liability, claim or expense resulting from or caused by the Custodian's acting in accordance with this letter of instruction and/or any Ambac Instruction, and/or the Custodian's disregarding any Other Instruction. The Trust, on behalf of the Fund, agrees to indemnify the Custodian for any loss, liability, claim or expense incurred by the Custodian, except as may arise from the Custodian's own negligence or willful misconduct, in connection with actions omitted or taken by the Custodian pursuant to each of this letter of instruction and/or any Ambac Instruction.

                  Please sign below to evidence your receipt of this letter and to acknowledge that, as Custodian, you will follow, pursuant to the terms of this instruction letter and in accordance with the governing standard of care set forth in the Contract, any Ambac Instruction.


                          PIONEER PROTECTED PRINCIPAL TRUST
                          On behalf of its series Pioneer Protected Principal Plus Fund II


                          By:  /s/ Daniel T. Geraci
                               Name:  Daniel T. Geraci
                               Its:  Executive Vice President


Acknowledged and Agreed:

BROWN BROTHERS HARRIMAN & CO.



By:  /s/ Stokley P. Towles
     Name:  Stokley P. Towles
     Title:  Partner